VIRTUS FUNDS

FIDELITY BOND RENEWAL

PREMIUM ALLOCATION 9/1/2010 – 9/1/2011

Premium for $20,000,000	$42,365.00
Allocation: 25% VPD	10,591.25
24% Investment Advisors	10,167.60	[SEE BELOW]
1% VP	423.65
50% Mutual Funds	21,182.50	[SEE DISTRIBUTION BELOW]
	42,365.00

FUND	Gross Assets as of 8/31/2010	% of Total	Allocated Premium
Virtus Equity Trust	2,064,856,893.36	0.118210653	2,504.00
Virtus Insight Trust	4,077,765,723.17	0.23344734	4,945.00
Virtus Institutional Trust	37,969,290.01	0.002173698	46.04
Virtus Opportunities Trust	7,080,061,423.77	0.405325273	8,585.80
Duff & Phelps Utility and Corporate Bond Trust, Inc.	528,823,746	0.030274544	641.29
DNP Select Income Fund, Inc.	2,736,197,561	0.156644124	3,318.11
DTF Tax Free Income, Inc.	207,751,789	0.011893548	251.94
The Zweig Fund, Inc.	300,254,228.63	0.017189205	364.11
The Zweig Total Return Fund, Inc.	433,923,516.73	0.024841616	526.21
	17,467,604,171.67	1.00	21,182.50

Investment Advisor	Fund Gross Assets by Adviser as of 8/31/2010	% of Total	Allocated Premium
Virtus Investment Advisers, Inc.	10,835,649,537.54	0.620328319	6,307.25
Duff & Phelps Investment Management Co.	4,492,490,788.92	0.257189867	2,615.00
SCM Advisors, LLC	988,053,135.70	0.056564892	575.13
Zweig Advisors LLC	734,177,745.36	0.042030821	427.35
Kayne Anderson Rudnick Investment Management	417,232,964.15	0.023886101	242.86
TOTAL	17,467,604,171.67	100.00%	10,167.60